Exhibit 10.14

MANAGEMENT INCENTIVE

COMPENSATION PLAN

Eastern Bank Confidential

PLAN DOCUMENT

Updated as of January 1, 2019

EASTERN BANK

MANAGEMENT INCENTIVE COMPENSATION PLAN

The Management Incentive Compensation Plan (”MIP” or “the Plan”) is the Eastern Bank (the “Bank” or “Company”) short-term incentive compensation plan for designated management and senior individual contributors. The Plan operates at the sole discretion of the Bank’s Board of Directors, through its Compensation Committee, which is the Plan Sponsor. The Plan rewards success as determined by measuring performance against Corporate, Division and Individual performance goals.

The Plan is intended to encourage alignment with the Corporate Vision and Strategy among valued contributors across Eastern Bank. The Plan is designed to:

•	Establish an effective relationship between our performance results and the incentive compensation paid to eligible participants;

•	Reinforce teamwork and accountability across Eastern Bank; and

•	Align annual cash compensation with market competitive levels when performance expectations are met.

Plan Effective Date

The revised Plan is effective as of January 1, 2019, as approved by the Compensation Committee.

Plan Year

Performance is measured annually over the Plan Year. The Plan Year is the performance measurement period from January 1 through December 31.

Plan Eligibility

The Chief Executive Officer of Eastern Bank (CEO) (or such officer’s delegate) has selected employees in management and senior individual contributor positions that significantly influence the growth and profitability of Eastern Bank to participate in this Plan as Plan Participants (“Participants”). The CEO is the sole determinant of Participant eligibility, which is communicated annually to Participants.

New Participants hired, promoted, or transferred to eligible positions prior to October 1 of the Plan Year will be eligible to be considered for a pro-rated MIP Award (“Award”) based on the percentage of the Plan Year completed.

MIP Target

Each Participant is assigned a MIP Target for the Plan Year, based on the job responsibilities contained in their role and appropriate market data, as determined by the Executive Vice President, Human Resources and approved by the CEO. MIP Targets are expressed as a percent of base salary and communicated to Participants annually.

Performance Components

For the purpose of determining Plan Awards, performance is generally based on three areas of achievement: Corporate, Department/Division and Individual Performance, depending on the role. Performance goals for each Performance Component are established each Plan Year and, at the CEO’s discretion, may be modified during the Plan Year.

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Corporate Performance Component – considers the Corporation’s achievement against key initiatives which are established annually by the Board of Directors and can be adjusted during the Plan Year only by action of the Board of Directors or its Compensation Committee. The Board determines the Corporate achievement, or score, at the end of each Plan Year.

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The Corporate Performance Component of the MIP Award will not be paid if the Corporation does not achieve a minimum of Threshold performance, which is 80% of the Net Income budget for the Plan Year.

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Department/Division Performance Component – considers the Department/Division’s performance against Division goals established each year by the CEO, in collaboration with the Management Committee. This component is designed to assess success in meeting qualitative and quantitative Division goals such as sales, asset growth, service quality, credit standards, employee development, product development, market development, and strategic projects.

At the end of the year, Management Committee members evaluate the level of accomplishment of their Department/Division and recommend overall achievement ratings for consideration and approval by the CEO. The evaluation will consider—but not be limited to—the critical nature of the objectives, impact of the results, capability of being directly measured, degree of difficulty of accomplishment, unexpected events, and so forth.

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Individual Performance Component – considers the Participant’s contribution on high impact items in their areas (e.g., strategic initiatives and business plan objectives), or throughout Eastern Bank, and the accomplishment of their MIP individual goals and objectives. Measuring Individual Performance affords senior management with a means of recognizing individual and team contributions toward goals, as well as unanticipated results which may impact performance.

Participants enter annual MIP Individual Goals into the Employee Hub, and performance against those goals will be evaluated by managers at the end of each year. Recommendations from managers are considered up through the appropriate Management Committee member.

Final Awards are approved by the EVP, Human Resources and finally by the CEO after performance is assessed in all three Performance Components after the end of the Plan Year and before payment.

Please note that MIP Awards are subject to the minimum Corporate Performance requirements as outlined in the Plan Administration section below. If such requirements are not met, Participants will not receive any Award, regardless of their own performance.

Performance Component Weightings

Each performance component is assigned weights by the CEO at his sole discretion, and the CEO may alter these components, including goals and weightings, replace them, or add other components at his discretion. Performance component weightings are communicated to Participants annually.

Measuring Performance

Each performance component is measured at the end of each Plan Year and assigned an overall achievement rating as indicated in Appendix A. Each overall achievement rating is assigned a payout percentage, as shown in the table below.

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Performance Component Achievement	Below Threshold 1	Threshold 2	Strong (Target) 3	Very Strong 4	Exceptional 5
Payout Percentage	0%	50%	100%	137.5%	175%

Performance achievement between the ratings indicated above is extrapolated for calculation purposes; for example, an achievement rating of 3.5 is payable at 118.75% (halfway between 100% and 137.5%).

Calculation Rules for Participants with Changes or Partial Year Participation

For Participants who are hired or have a salary or job change during the Plan Year, below are further details regarding how MIP Awards are calculated.

•	New hires:

•	Prior to October 1: MIP Award is pro-rated for time in position

•	October 1 or later: participation will begin in the following Plan Year

•	Participants new to MIP

•	Prior to April 1: MIP will be calculated using the new base salary and MIP target

•	April 1 to September 30: Incentive amount will be pro-rated to reflect time in position during the Plan Year

•	October 1 or later: participation will begin the following Plan Year

•	Participants who have a job change resulting in a different MIP target:

•	Prior to April 1: MIP will be calculated using the new base salary and new MIP target

•	April 1 to September 30: Incentive Award will be prorated based on time spent at each salary and MIP target level

•	October 1 or later: MIP target change will apply in the following Plan Year and prior base salary will be used to calculate Award

•	Participants who have a job change and are no longer MIP Eligible:

•	Prior base salary and MIP target will be used to calculate partial year Award, for period prior to job change that made them ineligible for MIP

•	Participants who Transfer Divisions during the Plan Year:

•	Prior to October 1: end of year Division achievement will be used to calculate Award

•	October 1 or later: prior Division achievement will be used to calculate Award

•	Retirement or Termination as a result of a Reduction in Force (RIF) during the Plan Year:

•	Award is payable for the portion of the year the participant was employed

•	Payment will be made at the same time as active participants

Performance Expectations

Employees who do not meet performance expectations or who are under corrective action at the time an Incentive Award would otherwise be payable, may not be eligible for consideration for an Award as indicated below.

•	Participants must achieve a minimum rating of “3” or “Effective Performance” on his/her overall annual performance assessment to receive an Incentive Award under the MIP.

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Participants who receive a MIP Individual performance rating of “2” will only be eligible for consideration for the Individual Performance component of their Award. The Corporate and Division components, if applicable, will not be eligible for Award calculation or payment.

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Participants on written warning or corrective action may not be eligible to receive an Incentive Award until performance has improved to a satisfactory level, as determined by the CEO. The CEO may, in his sole discretion, authorize payment of a full or partial Incentive Award to a Participant during a period in which the Participant was subject to corrective action, after the Participant’s performance has improved to a satisfactory level.

Award Calculation and Payment

MIP Awards will be calculated and paid after Corporate and Department/Division year-end financial information has been reviewed and Corporate results are certified, no later than March 15th following the end of the Plan Year. No Incentive Award is considered earned, due or payable under this Plan until approved by the CEO, in accordance with the Plan Administration Provisions below. All applicable taxes (i.e., federal, state, FICA) will be withheld when the Incentive Award is paid. If the Participant is eligible and elects to defer the Incentive Award under the 409A Deferred Compensation Plan, the FICA portion and Medicare will be withheld from the amount deferred, however, other taxes (i.e., state and federal) will be deferred until the compensation is paid.

Termination

A Participant must be actively employed by Eastern Bank at the time of payment of the Award in order to be eligible for consideration for an Award under this Plan. MIP Awards are forfeited if employment terminates voluntarily or involuntary before the date the Incentive Award is paid, even if the Participant was employed on the last day of the relevant Plan Year or after the Performance Period but before payments are made.

Participants who have retired, died, become permanently disabled, or are affected by a Reduction in Force due to position elimination during the Plan Year or after the Plan Year and before payments are made, may be eligible to receive a portion of their Incentive Award.

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Retirement includes employees leaving the Bank who are eligible for retirement as defined by the Eastern Bank Pension Plan, but excludes those going to work for a competitor in our region, as determined in the sole discretion of the CEO.

•	Disability is defined as an employee who qualifies for long-term disability benefits under Eastern’s long-term disability plan.

Participants who have terminated as a result of any of these four events will be eligible for consideration for a prorated Incentive Award based on the Corporation’s and Department/Division’s performance during the entire Year and the applicable performance achievement as of the date of retirement, death, disability, or termination due to a Reduction in Force. Payment will be made on the regular payment schedule.

Plan Administration Provisions

The CEO provides the final approval for all Incentive Awards to be paid to Participants, except for the members of Management Committee. Incentive Awards for Management Committee are approved by the Compensation Committee, except for the position of Chair & CEO. The Board approves any Award for the position of Chair & CEO.

The Compensation Committee retains the right to determine whether the criteria for Incentive Awards are satisfied and deemed payable under the Plan. In addition, the CEO may adjust the actual Incentive Awards earned based on other relevant performance criteria or business conditions if circumstances warrant an adjustment. The EVP, Human Resources may adjust awards to correct errors prior or after payment.

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Nothing in the description of this Plan should be interpreted as a guarantee of payment, of future participation, or of official performance. The Bank reserves the right to amend, suspend or terminate this Plan at any time, and from time to time, for any reason or no reason. This Plan is not intended to and does not create an expressed or implied contract between Eastern Bank and any of its employees. Specifically, it does not create any promise, agreement, or contractual obligation to pay wages or compensation under any federal or state wage laws.

Payment of an Incentive Award in one Plan Year does not guarantee payment in future years; nor does it guarantee continuation of the Plan or that an employee will continue to be eligible to participate in the Plan.

There are two Corporate performance requirements that must be met before any portion of MIP Awards are considered earned and payable under this Plan. If one or both of these requirements are not met, no MIP Awards will be paid. Actual Corporate performance must be at least 50% of the budgeted Net Income for the Plan Year and meet or exceed a minimum achievement level of Net Income established by the Board of Directors for the Plan Year. The minimum achievement level for 2019 is $60 million.

At its sole discretion, the Board of Directors may authorize payment of Incentive Awards, which may or may not be calculated as outlined herein, even if Company performance results are less than 50% of the Bank’s budgeted Net Income for the Plan Year or below the Net Income minimum achievement level, or Department/Division results are below Threshold. By way of example only, such action may occur if the Company revises the Business Plan during the year, if business conditions change significantly, if tax losses are taken, if the Company goes through a merger or acquisition, or the like.

Incentive Awards paid under the Plan are considered as bonus payments for purposes of Eastern Bank’s employee benefit plans. Incentive Awards will not be taken into account for purposes of our group life and disability insurance plans or 401(k) Plan. However, Incentive Awards are taken into account under the Defined Benefit Pension Plan. Refer to the Plan Documents for more specific information.

Participants may designate one or more beneficiaries to receive all or any portion of the amounts payable in the event of the Participant’s death by completing a Beneficiary Form or sending a signed letter to the SVP, Total Rewards & HR Operations Director. If no letter is on file, then any Incentive Award due will be paid to the beneficiary of record on the Participant’s group life insurance plan.

Under certain circumstances, it may be necessary to adjust performance components, weightings, or other Plan features for certain positions (e.g., eliminating the Corporate Performance component for the Senior Vice President, Chief Internal Auditor position). In these circumstances, the Executive Vice President, Human Resources is authorized to make the necessary adjustments with the consent of the Compensation Committee. Adjustments of this type will be made as of the beginning of the Plan Year and will be communicated to the affected Participant directly.

In the event of a merger, acquisition, consolidation, dissolution, or liquidation in which the Company is not the surviving entity (“Transaction”), eligible Participants shall be paid a full annual Award as soon as possible after the Transaction. If the Transaction occurs during the Plan Year, the Incentive Award shall not be prorated and shall be applied with respect to annualized base compensation in effect at the Transaction date, and performance and other relevant factors during the period ending on the Transaction date.

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The Compensation Committee shall have the discretion and authority to make final decisions regarding the application and interpretation of the Plan, eligibility for an Incentive Award and other situations not specifically covered by the Plan. Such decisions shall be final and binding on Participants and are not subject to any type of appeal or review. No Participant has a “vested” right to any Incentive Award before it is paid.

Decisions made by the Compensation Committee regarding the Plan are final and binding on all parties.

No member of the Board and no Officer or employee of Eastern Bank shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his/her own fraud or willful misconduct; nor shall Eastern Bank be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director, Officer, or employee of Eastern Bank.

The Plan and any or all of its components may be changed, amended or suspended at any time without advance written or verbal notice at the sole discretion of the Compensation Committee. The Compensation Committee reserves the right to terminate this plan at any time and for any reason or no reason.

The Plan will be governed in accordance with the laws of the Commonwealth of Massachusetts.

The Plan is considered a payroll practice and is not an employee benefit plan under ERISA.

Employment is “at-will” and is not guaranteed for any definite period of time and no provision of this document shall create or imply a contract of employment or a guarantee of employment such as through a Plan Year or until any Incentive Award is paid. Eastern Bank reserves the right to terminate employees at any time and for any reason, with or without cause.

If you have any questions about this Plan, including the terms of the Plan or the Incentive Awards for which you may be eligible, please contact your manager or Management Committee member. Eastern Bank has undertaken to draft this Plan to be as clear as possible, and if you do not ask any questions about it, Eastern Bank must assume that you understand the Plan.

Plan Administration Accountabilities

The Management Incentive Compensation Plan will be administered by the Chief Executive Officer of Eastern Bank who is authorized to:

•	Determine eligibility for participation in the Plan and approve and disqualify Participants;

•	Ensure that performance objectives are established for each Participant in each Plan Year and communicated to Participants;

•	Monitor performance against objectives and report to the Board periodically on such matters;

•	Inform eligible Participants of the operational features of the Plan;

•	Approve Incentive Award recommendations for participants below the Management Committee level;

•	Inform the Compensation Committee as to the overall Company performance at least annually; and

•	Recommend modifications to the Plan.

The Management Incentive Compensation Plan will be sponsored by the Compensation Committee, which is authorized to:

•	Approve, terminate or amend the Plan;

•	Review materials and recommend an Overall Achievement Rating for the Corporate Performance Component, annually;

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•	Modify the design features of the Plan including Target levels, eligibility criteria, and the performance basis; and

•	Consider and approve Incentive Awards for members of Management Committee, except the position of Chair & CEO.

The Board of Directors or its designated Committee shall:

•	Determine the Corporate Performance targets for Annual Net Income and other Corporate performance measures;

•	Determine prior to the Plan Year, the MIP Incentive Award budget by performance level for Threshold, Target and Maximum performance;

•	Determine the minimum Net Income achievement level;

•	Determine the Overall Achievement Rating for the Corporate Performance Component after the performance period, annually; and

•	Consider and approve any Incentive Award for the Chair & CEO.

The Executive Vice President, Human Resources shall:

•	Support the CEO and the Compensation Committee in the design, implementation, interpretation and communication of the Plan;

•	Perform administrative duties associated with the plan including Award adjustments acting as the CEO’s assigned designee and/or as agent for the Compensation Committee;

•	Interpret the Plan and remedy any ambiguities or omissions;

•	Prepare Incentive Award recommendations for review; and

•	Process approved Incentive Award payments to Participants.

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APPENDIX A

EASTERN BANK MANAGEMENT INCENTIVE PLAN

PERFORMANCE DEFINITION REFERENCE CHART

Overall Achievement Rating		Definition
EXCEPTIONAL	(5)	A rating of a “5” describes a level of performance that goes well beyond the stated performance objective, especially in the critical areas of responsibility. The degree of accomplishment, its difficulty, and impact on the entire Corporation are major factors in awarding this performance rating.

VERY STRONG	(4)	A rating of a “4” describes a level of performance that is substantially above the expected performance objective. Key objectives have been achieved. Individuals rated at this level will have made a significant contribution in key areas of responsibility.

STRONG (TARGET)	(3)	To achieve a “3” rating requires a level of performance which has essentially and substantially met all aspects of the objective (e.g., timeframes, cost savings, revenue enhancements, etc.).

THRESHOLD	(2)	A rating of a “2” describes a level of performance which did not achieve all aspects of the objective, but did satisfy the core requirements.

BELOW THRESHOLD	(1)	A rating of a “1” describes a level of performance at which the core requirements have not been satisfied nor has the desired impact been realized. Participants will not receive an Incentive Award for performance at this level.

Note: Participants may receive Overall Achievement Ratings that range between the ratings listed above, e.g., 3- or 4+, and corresponding Award percentages within a component will be determined accordingly, at the discretion of the CEO.

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